Exhibit 99.1

American States Water Company Announces First Quarter 2019 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 6, 2019--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.35 for the first quarter ended March 31, 2019, as compared to basic and fully diluted earnings per share of $0.29 for the quarter ended March 31, 2018.

First Quarter 2019 Results

The table below sets forth a comparison of the first quarter 2019 diluted earnings per share by business segment with diluted earnings per share for the first quarter of 2018, as reported:

	Diluted Earnings per Share
	Three Months Ended
	3/31/2019	3/31/2018	CHANGE
Water	$0.21	$0.20	$0.01
Electric	0.03	0.04	(0.01)
Contracted services	0.11	0.05	0.06
Consolidated diluted earnings per share, as reported	$0.35	$0.29	$0.06

Water Segment

In 2017, AWR’s Golden State Water Company (“GSWC”) subsidiary filed its water general rate case to set rates for the years 2019 through 2021. In August 2018, GSWC and the Public Advocates Office of the California Public Utilities Commission (“CPUC”) filed a joint motion to adopt a settlement agreement between the two parties in connection with the general rate case. On April 8, 2019, the assigned Administrative Law Judge (“ALJ”) issued a proposed decision (“PD”) on the general rate case. The PD approves the settlement agreement, with the exception of advice letter capital projects totaling approximately $20.4 million that were agreed to by GSWC and the Public Advocates Office in the settlement. The PD does not explicitly disallow these projects, but instead instructs GSWC to include these projects in its next general rate case filing. As a result, no impairment charges were recorded for the three months ended March 31, 2019 related to the immaterial costs incurred to date for these projects. GSWC and the Public Advocates Office have separately filed their response and comments to the PD, and both parties dispute the ALJ’s rejection of the advice letter capital projects. At this time, GSWC cannot predict the final outcome regarding this matter.

For the three months ended March 31, 2019, diluted earnings per share from the water segment increased $0.01 to $0.21 per share as compared to $0.20 per share for the same period in 2018 despite delays in receiving a final decision on the pending water general rate case. Billed water revenues for the first three months of 2019 have been based on 2018 adopted rates, pending a final decision by the CPUC. As a result, the water gross margin remained relatively flat after excluding the effects of changes in the pension balancing account and of billed surcharges, both of which have no material impact to earnings. Had new rates been in place as of January 1, 2019 based on the proposed decision issued in April 2019, pretax income at the water segment would have been higher by approximately $4.0 million, or $0.08 per share, for the first quarter of 2019. If the PD is approved as is, the new rates will be retroactive to January 1, 2019 and these retroactive adjustments will be recorded accordingly. In addition, the PD approves the recovery of previously incurred costs that were being tracked in CPUC-authorized memorandum accounts, which will result in a reduction to operating expenses of approximately $1.0 million, or $0.02 per share, if the PD is approved by the CPUC.

Diluted earnings from GSWC’s water operations increased compared to the same period in 2018 due mostly to the following two items which, when combined, increased the water segment’s earnings by approximately $0.01 per share:

  an increase in interest and other income (net of interest expense) due primarily to gains recorded on investments held to fund a retirement benefit plan as a result of market conditions, as compared to losses recognized during the same period in 2018. This was partially offset by an increase in interest expense resulting from higher borrowings to fund a portion of GSWC’s capital expenditures.
  an overall increase in operating expenses (excluding supply costs) due primarily from higher water treatment, conservation and employee-related compensation costs, as well as depreciation expense resulting from capital additions. These increases in operating expenses were partially offset by lower maintenance expense incurred as compared to the same period in 2018.

Electric Segment:

In May 2017, GSWC filed its electric general rate case application with the CPUC to determine new electric rates for the years 2018 through 2021. In November 2018, GSWC and the Public Advocates Office filed a joint motion to adopt a settlement agreement between the two parties resolving all issues in connection with the general rate case. Had the new rates in the settlement agreement been in place as of January 1, 2018, pretax income at the electric segment would have increased by approximately $2.0 million, or $0.04 per share, for the full year ended December 31, 2018, and by approximately $941,000, or approximately $0.02 per share, for the first three months of 2019. When approved, the new rates will be retroactive to January 1, 2018 and retroactive adjustments for 2019 will be recorded accordingly, as well as the $2.0 million, or $0.04 per share, related to 2018.

For the three months ended March 31, 2019, diluted earnings from the electric segment were $0.03 per share as compared to $0.04 per share for the same period in 2018. The decrease in earnings was largely due to an increase in operating expenses without an increase in customer base rates due to delays in finalizing the pending electric general rate case. Because of the delay, billed electric revenues during the first three months of 2019 were based on 2017 adopted rates, pending a final decision by the CPUC.

The increase in operating expenses was due mostly to higher legal and outside service costs, as well as labor and other employee-related compensation. Maintenance and depreciation expenses were also higher than last year. The higher operating expenses (excluding supply costs), were partially offset by a higher electric gross margin resulting from rate increases generated from advice letter filings approved by the CPUC in the fourth quarter of 2018.

Contracted Services Segment:

For the three months ended March 31, 2019, diluted earnings from the contracted services segment were $0.11 per share as compared to $0.05 per share for the same period in 2018, due, in part, to the commencement of operations at Fort Riley in July 2018. There was also an increase in management fees and construction activity at other military bases due to the successful resolution of various price adjustments and an overall increase in construction activity.

Dividends

On May 1, 2019, AWR's Board of Directors approved a second quarter dividend of $0.275 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on June 3, 2019 to shareholders of record at the close of business on May 16, 2019. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 64 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s current policy is to achieve a compound annual growth rate in the dividend of more than 6% over the long-term.

Non-GAAP Financial Measures

This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call

The company will host a conference call on May 7, 2019 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning May 7, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through May 14, 2019.

About American States Water

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc., serving over one million people in nine states. Through its utility subsidiary, Golden State Water Company, the company provides water service to approximately 260,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customer connections in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	March 31,	December 31,
(in thousands)	2019	2018
	(Unaudited)
Assets
Net property, plant and equipment	$1,325,502	$1,296,310
Goodwill	1,116	1,116
Other Property and Investments	26,632	25,356
Other Current Assets	116,776	131,468
Regulatory and Other Assets	56,071	47,183
Total Assets	$1,526,097	$1,501,433
Capitalization and Liabilities
Capitalization	$842,570	$839,310
Other Current Liabilities	107,630	146,585
Other Credits	575,897	515,538
Total Capitalization and Liabilities	$1,526,097	$1,501,433

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2019	2018
	(Unaudited)
Operating Revenues
Water	$64,723	$64,412
Electric	10,629	9,832
Contracted services	26,381	20,484
Total operating revenues	101,733	94,728

Operating Expenses
Water purchased	13,140	13,607
Power purchased for pumping	1,538	1,693
Groundwater production assessment	3,746	4,651
Power purchased for resale	3,704	3,408
Supply cost balancing accounts	(1,372)	(3,869)
Other operation	8,571	7,988
Administrative and general	21,672	20,293
Depreciation and amortization	10,832	9,666
Maintenance	2,566	3,829
Property and other taxes	4,896	4,799
ASUS construction	12,245	9,972
Total operating expenses	81,538	76,037

Operating income	20,195	18,691

Other Income and Expenses
Interest expense	(6,317)	(5,923)
Interest income	942	536
Other, net	1,342	42
Total other income and expenses	(4,033)	(5,345)

Income Before Income Tax Expense	16,162	13,346
Income tax expense	3,310	2,564
Net Income	$12,852	$10,782

Weighted average shares outstanding	36,773	36,712
Basic earnings per Common Share	$0.35	$0.29

Weighted average diluted shares	36,951	36,874
Fully diluted earnings per Common Share	$0.35	$0.29

Dividends Declared Per Common Share	$0.275	$0.255

CONTACT:
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707